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                                                                       EXHIBIT 8



                            FORM OF LETTER AGREEMENT



                                              September 10, 1997



State Street Bank and Trust Company
225 Franklin Street
Boston, MA 02110



Dear Sir or Madam:



    We are writing to inform you that GT Global Series Trust (the "Trust") has established an initial series of shares known as GT Global New Dimension Fund (the "Fund"). The Trust hereby requests that you act as Custodian for the Fund pursuant to terms identical to the terms of the Custodian Contract of April 27, 1988 between G.T. Investment Funds, Inc, ("GTIF") and State Street Bank and Trust Company ("State Street"). For providing services to the Fund, the Trust and the Fund will pay State Street no additional compensation except to the extent the Fund holds assets other than shares of other GT Global Mutual Funds ("Non-Fund Assets"). With respect to Non-Fund Assets, State Street shall be compensated in the same manner it is compensated pursuant to the Custodian Contract with GTIF.



    Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.



                                          Yours truly,
                                          GT GLOBAL SERIES TRUST
                                          By:

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                                               Authorized Officer



Acknowledged and Accepted:
State Street Bank and Trust Company
By:
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     Authorized Officer